EXHIBIT 12.1

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES OF THE KROGER CO. AND

CONSOLIDATED SUBSIDIARY COMPANIES FOR THE FIVE FISCAL YEARS ENDED JANUARY 31, 2004

	Fiscal Years Ended
	January 31, 2004 (52 weeks) (as restated)	February 1, 2003 (52 weeks) (as restated)	February 2, 2002 (52 weeks) (as restated)	February 3, 2001 (53 weeks) (as restated)	January 29, 2000 (52 weeks) (as restated)
	(in millions of dollars)
Earnings:
Earnings before tax expense and cumulative effect of accounting change(1)	$766	$1,950	$1,706	$1,499	$1,084
Fixed charges(1)	983	1,000	1,032	1,065	1,027
Capitalized interest	(5)	(5)	(9)	(7)	(5)

	$1,744	$2,945	$2,729	$2,557	$2,106

Fixed charges:
Interest(1)	$609	$624	$659	$688	$659
Portion of rental Payments deemed to be interest	374	376	373	377	368

	$983	$1,000	$1,032	$1,065	$1,027

Ratio of earnings to fixed charges(1)	1.8	2.9	2.6	2.4	2.1

(1)	Amounts have been adjusted for the Company’s adoption of SFAS No. 145 on February 2, 2003. Adoption of this Statement required the Company to reclassify the debt extinguishments recorded as extraordinary items in prior periods as interest expense in those periods. These debt extinguishments totaled $19 million, $5 million and $15 million, pre-tax, in the fiscal years ended February 1, 2003, February 3, 2001, and January 29, 2000, respectively. There were no debt extinguishments recorded as extraordinary items during the fiscal year ended February 2, 2002.